CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of LongBau Group, Inc. on Amendment No.1 to Form S-1 of our report dated March 14, 2014 relating to the financial statements as of December 31, 2013, and for the period from December 23, 2013 to December 31, 2013. We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

May 23, 2014